SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section 14(a) of the
                               Securities Exchange Act of 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary  Proxy  Statement  [  ]  Confidential,for Use of the Commission
                                          Only as permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to SS. 240.14a-11(c) or SS. 240.14a-12

--------------------------------------------------------------------------------
                                     NL INDUSTRIES, INC.
                       (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                             NL INDUSTRIES, INC.
                      16825 NORTHCHASE DRIVE, SUITE 1200
                             HOUSTON, TEXAS 77060



                                March 26, 1999


Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Tuesday, May 4, 1999 at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

     Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-Laws.


                                          Sincerely,





                                          J. Landis Martin
                                          President and Chief Executive Officer

                              NL INDUSTRIES, INC.
                      16825 NORTHCHASE DRIVE, SUITE 1200
                             HOUSTON, TEXAS 77060

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 4, 1999

To the Shareholders of NL Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual  Meeting of  Shareholders  (the
"Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Tuesday, May 4, 1999, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

     1. To elect seven directors to serve until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company set the close of business on March 17, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

     You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                   By order of the Board of Directors,



                                   David B. Garten
                                   Vice President, Secretary and General Counsel


Houston, Texas
March 26, 1999

                               NL INDUSTRIES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------


                               GENERAL INFORMATION

      This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 1999 Annual Meeting of Shareholders to be held at 10:00 a.m. (C.D.T.) on Tuesday, May 4, 1999, at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 2, 1999.


                            PURPOSE OF ANNUAL MEETING

      At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than the election of directors.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

      The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted as votes for or against any matter coming before the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

      The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 17, 1999 (the "Record Date"). As of the Record Date, there were issued and outstanding 51,826,139 shares of Common Stock, each of which entitles the holder to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi"), a diversified company engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and locking systems), titanium metals products, and waste management industries, and Tremont Corporation ("Tremont"), a holding company engaged in the titanium metals and titanium dioxide pigments industries, held approximately 58% and 20%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Both Valhi and Tremont are affiliates of Contran Corporation ("Contran"). See "Security Ownership" and "Election of Directors." If the shares of Common Stock held by Valhi and Tremont together or the shares of Common Stock held by Valhi alone are represented at the Annual Meeting, a quorum will be present.

      All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of each of the seven nominees for director, and (ii) in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in and of itself revoke his or her proxy.

      This proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

      First Chicago Trust, a division of EquiServe ("First Chicago"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to First Chicago shall be kept confidential by First Chicago in accordance with the terms of the Company's By-Laws.

      IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 58% AND 20%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES TOGETHER, OR VALHI'S VOTES ALONE, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.

                              ELECTION OF DIRECTORS

      The Certificate provides for a Board of Directors consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

      At the Annual Meeting, holders of Common Stock will be asked to elect seven nominees to the Board, each to serve for a one-year term ending at the 2000 Annual Meeting of Shareholders or until his successor shall have been elected and qualified or until his earlier resignation, removal or death. All of the nominees are currently directors of the Company and have agreed to serve if elected.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED BELOW.

NOMINEES FOR DIRECTOR

      The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 2000 Annual Meeting of Shareholders of the Company. Each of the following nominees for election is currently a director of the Company whose term expires at the Annual Meeting.

      JOSEPH S. COMPOFELICE, age 49, has been a director of NL since 1995. He has served as Chief Executive Officer and Chairman of the Board of CompX International Inc. ("CompX"), a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems and a majority-owned subsidiary of Valhi, since February 1998, as President of CompX since January 1999, and as a director of CompX since December 1997. Mr. Compofelice was Vice President and Chief Financial Officer of NL from 1994 until 1998. Mr. Compofelice served as Executive Vice President of Valhi and Vice President and Chief Financial Officer of Tremont from 1994 until February 1998. From February 1996 until February 1998, Mr. Compofelice also served as Vice President, Chief Financial Officer and, except for a period from March 1996 to July 1996, has served as a director of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products which is 39%-owned by Tremont, since February 1996.

      J. LANDIS MARTIN, age 53, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has served as Chairman of the Board, President and Chief Executive Officer of Tremont since prior to 1994. Mr. Martin also has served as Chairman of the Board of TIMET since prior to 1994 and Chief Executive Officer of TIMET since 1995. From prior to 1994 to 1994, Mr. Martin also served as Chairman of the Board, Chief Executive Officer, and a director of Baroid Corporation ("Baroid"), a company engaged in the petroleum services industry that was acquired by Dresser Industries, Inc. ("Dresser") in January 1994. Dresser was acquired by Halliburton Company ("Halliburton") in 1998. Mr. Martin is a director of Halliburton and of Apartment Investment and Management Corporation, a real estate investment trust.

      KENNETH R. PEAK, age 53, has been a director of NL since 1989. Since prior to 1994, Mr. Peak has been President of Peak Enernomics, Inc., an energy industry  consulting  firm.  Mr. Peak  serves as a director  of Cheniere  Energy
Company, an oil and gas exploration company, and EarthCare Company, a nonhazardous liquid waste service company. He serves as Chairman of NL's Audit Committee and Management Development and Compensation Committee and is a member of NL's Nominations Committee.

     GLENN R. SIMMONS, age 71, has been a director of NL since 1986. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company. Since prior to 1994, Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 93% of the outstanding common stock of Valhi and 47% of the outstanding common stock of Keystone. Mr. Simmons is also a director of Tremont, CompX, and TIMET. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. He serves as Chairman of NL's Nominations Committee. He is a brother of Harold C. Simmons.

     HAROLD C. SIMMONS, age 67, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1994 and was President of Valhi and Contran from 1994 until 1998. Mr. Simmons is also a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1964. He is a brother of Glenn R. Simmons.

     LAWRENCE A. WIGDOR, age 57, has been a director and Executive Vice President of NL since 1992. Dr. Wigdor has been President and Chief Executive Officer of Kronos, Inc. ("Kronos"), a wholly-owned subsidiary of NL involved in the titanium dioxide pigments business, since prior to 1994 and was President and Chief Executive Officer of Rheox, Inc. ("Rheox"), a wholly-owned subsidiary of NL involved in the specialty chemicals business, since prior to 1994 until it was sold in January 1998.

      ELMO R. ZUMWALT, JR., age 78, has been a director of NL since 1987. He is a retired United States Navy Admiral and served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1970 to 1974. He has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm, since prior to 1994. Admiral Zumwalt is a director of Magellan Aerospace Corporation, Dallas Semiconductor Corporation, and IDT Corporation. He is also Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the Marrow Foundation, Chairman of the Ethics and Public Policy Center and a member of the President's Foreign Intelligence Advisory Board. Admiral Zumwalt is a member of NL's Management Development and Compensation Committee, Audit Committee, and Nominations Committee.

      See also "Certain Relationships and Transactions."


                             MEETINGS AND COMMITTEES

      The Board held five meetings and took action by unanimous written consent in lieu of a meeting on thirteen occasions in 1998. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he served that were held during 1998.

      The Board has established three standing committees, an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company.

      AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to recommend to the Board the selection of the firm of independent auditors; to review the plan and results of the independent audit engagement, the program for internal auditing, the system of internal accounting controls and the internal audit results; to review and approve the professional services provided by the independent auditors; and to direct and supervise special audit inquiries. The Committee held two meetings in 1998. The current members of the Audit Committee are Mr. Peak, Chairman, and Admiral Zumwalt.

      MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal responsibilities of the Management Development and Compensation Committee are to review and make recommendations regarding executive compensation policies and periodically review and approve or make recommendations with respect to matters involving executive compensation, to take action or to review and make recommendations to the Board regarding employee benefit plans or programs, and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee also has been responsible for reviewing and approving stock option and other stock-based compensation awards under the Company's incentive plans. The Management Development and Compensation Committee held two meetings and took action by written consent in lieu of a meeting on two occasions in 1998. Its current members are Mr. Peak, Chairman, and Admiral Zumwalt.

     NOMINATIONS COMMITTEE. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. The Nominations Committee held one meeting in 1998. The current members of the Nominations Committee are Mr. Glenn Simmons, Chairman, Admiral Zumwalt and Mr. Peak. The Nominations

Committee made its recommendations to the Board of Directors with respect to the election of directors at the Annual Meeting. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders, and are accompanied by a full statement of qualifications and confirmation of the recommended nominees' willingness to serve.

      The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                        EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding the Company's executive officers. Biographical information with respect to Messrs. Simmons and Martin and Dr. Wigdor is set forth above under "Election of Directors."


             Name                   Age            Position(s)

  Harold C. Simmons.............     67    Chairman of the Board

  J. Landis Martin..............     53    President and Chief Executive Officer

  Dr. Lawrence A. Wigdor........     57    Executive Vice President; President
                                           and Chief Executive Officer of Kronos

  Susan E. Alderton.............     47    Vice President, Chief Financial
                                           Officer and Treasurer

  David B. Garten...............     47    Vice President, General Counsel and
                                           Secretary

  Robert D. Hardy...............     38    Vice President, Controller, Assistant
                                           Treasurer and Assistant Secretary

      SUSAN E. ALDERTON has been Chief Financial Officer of the Company since February 1998 and Vice President and Treasurer of the Company since prior to 1994. Ms. Alderton has been a director of Tremont since prior to 1994.

      DAVID B. GARTEN has been Vice President, General Counsel and Secretary of the Company since prior to 1994.

      ROBERT D. HARDY has been Vice President, Controller of the Company since March 1999, Assistant Treasurer since May 1995 and Assistant Secretary since May 1998. From prior to 1994 to February 1998, Mr. Hardy served as the Company's Director of Taxes, and from February 1998 to March 1999 served as Vice President
- Tax.


                               SECURITY OWNERSHIP

      OWNERSHIP OF NL COMMON STOCK. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each executive officer of NL listed on the Summary Compensation Table below, and (d) all executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table under the caption "Ownership of Valhi and Tremont Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                                     NL Common Stock
                                      -----------------------------------------
     Name of                          Amount and Nature of            Percent
   Beneficial Owner                   Beneficial Ownership(1)       of Class(2)
   ----------------                   -----------------------       -----------

Valhi, Inc.                                30,135,390(3)               58.1%
   Three Lincoln Centre
   5430 LBJ Freeway
   Suite 1700
   Dallas, TX 75240
Tremont Corporation                        10,215,541(3)               19.7%
   1999 Broadway
   Suite 4300
   Denver, CO 80202
Joseph S. Compofelice                         218,992(4)                --
J. Landis Martin                              642,732(5)                1.2%
Kenneth R. Peak                                10,825(6)                --
Glenn R. Simmons                                4,800(3)(7)             --
Harold C. Simmons                              72,475(3)(8)             --
Dr. Lawrence A. Wigdor                        417,131(9)                --
Admiral Elmo R. Zumwalt, Jr.                    8,400(10)               --
Susan E. Alderton                             115,477(11)               --
David B. Garten                               205,709(12)               --
Robert D. Hardy                                38,598(13)               --
All directors and executive officers
   of the Company as a group
   (10 persons)                             1,735,139(3)(4)(5)(6)(7)    3.3%
                                              (8)(9)(10)(11)(12)(13)

---------

(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2)  No percent of class is shown for holdings of less than 1%.

(3)  Valhi Group,  Inc.  ("VGI"),  National City Lines,  Inc.  ("National")  and
     Contran are the holders of approximately 81.9%, 9.5% and 1.0%, respectively, of the outstanding common stock, $.01 par value per share, of Valhi, Inc. (the "Valhi Common Stock"). Valhi, the Harold Simmons Foundation, Inc. (the "Foundation"), the Company and Valmont Insurance Company ("Valmont") hold approximately 48.4%, 3.9%, 0.6% and 0.5%, respectively, of the outstanding common stock, $1.00 par value per share, of Tremont (the "Tremont Common Stock"). Valhi is the holder of 100% of the outstanding common stock of Valmont. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 88.8% and 66.3% of the outstanding common stock of Southwest and Dixie Rice, respectively. Substantially all of Contran's outstanding voting stock is held either by trusts established for the benefit of certain of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Harold C. Simmons is the sole trustee, or by Harold C. Simmons directly. As sole trustee of the Trusts, Harold C. Simmons has the power to vote and direct the disposition of the shares of Contran common stock held by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of all Contran shares except for those he holds directly.

     The Combined Master Retirement Trust (the "Master Trust") holds approximately 0.1% or less of the outstanding shares of Valhi Common Stock and Tremont Common Stock. The Master Trust was formed to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Master Trust and the sole member of the trust investment committee for the Master Trust. The trustee and members of the trust investment committee for the Master Trust are selected by Valhi's Board of Directors. Harold C. Simmons and Glenn R. Simmons are members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust. Each of such persons, however, disclaims beneficial ownership of the shares of Valhi Common Stock and Tremont Common Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

     Harold C. Simmons is Chairman of the Board of NL, a director of Tremont, and Chairman of the Board and Chief Executive Officer of Contran, Dixie Rice, Southwest, Dixie Holding, NOA, National, VGI and Valhi. By virtue of the holding of such offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control such entities, and (b) Mr. Simmons, and certain of such entities may be deemed to possess indirect beneficial ownership of the Common Stock directly beneficially owned by Valhi and Tremont and the shares of Valhi Common Stock and Tremont Common Stock held by Contran and its subsidiaries. However, Mr. Simmons disclaims beneficial ownership of the shares of Common Stock, Valhi Common Stock and Tremont Common Stock beneficially owned, directly and indirectly, by such entities except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

     The shares of Valhi Common Stock described above as beneficially owned by Contran include approximately 0.2% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). Boston Safe Deposit and Trust Company serves as trustee of the CDCT No. 2 (the "Trustee"). Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the sole power to vote the Valhi Common Stock held by the CDCT No. 2, (ii) retains dispositive power over such shares, and (iii) may be deemed the indirect beneficial owner of such shares. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned by the CDCT No. 2, except to the extent of his interest as a beneficiary of CDCT No. 2.

     The Foundation directly holds approximately 3.9% of the outstanding Tremont Common Stock and 0.5% of the outstanding Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons,
     however,   disclaims  beneficial  ownership  of  any  shares  held  by  the
     Foundation.

(4) The shares of Common Stock shown as beneficially owned include (i) 167,800 shares of Common Stock which Joseph S. Compofelice has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 and 1998 Long-Term Performance Incentive Plans of NL Industries, Inc. (the "1989 Incentive Plan" and the "1998 Incentive Plan", respectively),
      (ii) 7,192 shares credited to Mr. Compofelice's account under the NL Industries, Inc. Retirement Savings Plan (the "Savings Plan"), and (iii) 44,000 shares held by Mr. Compofelice and his wife as joint tenants.

(5) The shares of Common Stock shown as beneficially owned include (i) 418,000 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Incentive Plan and (ii) 14,591 shares credited to Mr. Martin's account under the Savings Plan.

(6) The shares of Common Stock shown as beneficially owned include (i) 5,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan") and the 1998 Incentive Plan and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(7) The shares of Common Stock shown as beneficially owned include 2,000 shares which Glenn R. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(8) The shares of Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons and 2,000 shares which Mr. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(9) The shares of Common Stock shown as beneficially owned include 301,600 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Incentive Plan.

(10) The shares of Common Stock shown as beneficially owned include 5,000 shares of Common Stock which Admiral Elmo R. Zumwalt, Jr. has the right to acquire by exercise of options within 60 days of the Record Date under the Director Plan and the 1998 Incentive Plan.

(11) The shares of Common Stock shown as beneficially owned include (i) 62,400 shares of Common Stock which Susan E. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Incentive Plan, and (ii) 11,920 shares credited to Ms. Alderton's account under the Savings Plan.

(12) The shares of Common Stock shown as beneficially owned include (i) 145,200 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Incentive Plan, and (ii) 15,574 shares credited to Mr. Garten's account under the Savings Plan.

(13) The shares of Common Stock shown as beneficially owned include (i) 22,200 shares of Common Stock which Robert D. Hardy has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 Incentive Plan, and (ii) 3,898 shares credited to Mr. Hardy's account under the Savings Plan.


      OWNERSHIP OF VALHI AND TREMONT COMMON STOCK. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of Valhi Common Stock held by (a) each director or nominee for director of NL, (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of Tremont Common Stock held by (a) each director or nominee for director of NL, and (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group. See note (3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (3) above and the table below and the accompanying notes, no equity securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.



                                   Tremont Common Stock                Valhi Common Stock
                                -----------------------------      -------------------------------
                                 Amount and                         Amount and
                                 Nature of                          Nature of
            Name of              Beneficia         Percent          Beneficial          Percent
      Beneficial Owner           Ownership(1)    of Class (2)       Ownership (1)     of Class (2)
      ----------------           ------------    ------------       -------------     ------------

Joseph S. Compofelice             5,000(3)           --             50,000(8)(9)          --
J. Landis Martin                210,421(4)          3.3%            25,000                --
Kenneth R. Peak                     -0-              --                -0-                --
Glenn R. Simmons                    534(5)(10)       --            425,833(5)(9)(10)      --
Harold C. Simmons                 3,747(5)(6)        --            530,383(5)(9)(11)      --
Dr. Lawrence A. Wigdor              -0-              --                -0-                --
Admiral Elmo R. Zumwalt, Jr.        -0-              --                -0 -               --
Susan E. Alderton                 7,876(12)          --                -0-                --
David B. Garten                  12,000(7)           --                -0-                --
Robert D. Hardy                     318              --             15,000(9)             --
All directors and executive
   officers of the Company      239,896(3)(4)(5)    3.8%         1,046,216(5)(9)          --
   as a group (10 persons)            (6)(7)(12)                        (10)(11)

----------

(1)   All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned 1,186,200 shares of Valhi Common Stock held by NL and 1,000,000 shares of Valhi Common Stock held by

      Valmont are excluded from the amount of Valhi Common Stock. The Company understands that, pursuant to Delaware law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3)   The shares of Tremont Common Stock shown as  beneficially  owned by Joseph
      S. Compofelice represent 5,000 shares Mr. Compofelice has the right to acquire by the exercise of options within 60 days of the Record Date.

(4) The shares of Tremont Common Stock shown as beneficially owned by J. Landis Martin include 60,000 shares of Tremont Common Stock which Mr. Martin has the right to acquire by exercise of options within 60 days of the Record Date and 513 shares held by the trustee for the benefit of Mr. Martin under the Savings Plan. Such shares also include 1,800 shares held by Mr. Martin's wife, 2,400 shares held by the Martin Children's Trust No. II for which Mr. Martin is the sole trustee and 100 shares held by one of Mr. Martin's daughters, with respect to all of which beneficial ownership is disclaimed by Mr. Martin.

(5) Excludes certain shares which may be deemed to be indirectly beneficially owned by such individual as to which he disclaims beneficial ownership. See note (3) to the table following "Ownership of NL Common Stock" above.

(6)   The shares of Tremont Common Stock shown as  beneficially  owned by Harold
      C. Simmons consist of 3,747 shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(7) The shares of Tremont Common Stock shown as beneficially owned by David B. Garten include 11,500 shares which Mr. Garten has the right to acquire by exercise of options within 60 days of the Record Date.

(8) Includes 10,000 shares of Valhi Common Stock held by Joseph S. Compofelice and his wife as joint tenants.

(9) Includes shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 450,000 shares of Valhi Common Stock are exercisable by Harold C. Simmons, options for 410,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, options for 40,000 shares of Valhi Common Stock are exercisable by Joseph S. Compofelice, and options for 15,000 shares of Valhi Common Stock are exercisable by Robert D. Hardy, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons.

(10) Includes 4,383 shares of Valhi Common Stock and 534 shares of Tremont Common Stock held in Glenn R. Simmons' individual retirement account. The Valhi shares also include 3,000 shares held by Mr. Simmons' wife, and 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(11) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(12) The shares of Tremont Common Stock shown as beneficially owned by Susan E. Alderton include 7,365 shares which Ms. Alderton has the right to acquire by exercise of options within 60 days of the Record Date and 11 shares held by the trustee for the benefit of Ms. Alderton under the Savings Plan.

      The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately-negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions that would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Exchange and the Company. Based solely on a review of copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons, the Company believes that all of the Company's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 1998, except for Valhi, which filed one Form 4 late.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

COMPENSATION OF DIRECTORS

      During 1998, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consisted of an annual retainer of $15,000, payable in quarterly installments and 1,000 shares of NL Common Stock granted pursuant to the 1998 Incentive Plan, plus an attendance fee of $1,000 for each meeting of the Board or a committee at which the director was present. Such directors also received a fee of $1,000 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Directors receiving fees for serving on the Board of Directors in 1998 were Messrs. Compofelice, Peak, G. Simmons, H. Simmons, and Admiral Zumwalt. See "Certain Relationships and Transactions."

      In 1998, Messrs. Compofelice, Peak, G. Simmons, H. Simmons, and Admiral Zumwalt were each granted an option pursuant to the 1998 Incentive Plan to purchase 2,000 shares of Common Stock at an exercise price of $18.00 per share, representing the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. These options become exercisable one year after the date of grant and expire on the fifth anniversary following the date of the grant.

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION OF EXECUTIVE OFFICERS

      The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered during the years ended December 31, 1998, 1997 and 1996.

                                                                   SUMMARY COMPENSATION TABLE

                                                                                                        Long Term
                                          Annual Compensation (1)                                   Compensation (1)
                                          -----------------------                                        Awards
                                                                                                    ----------------

                                                                                    Other      Restricted Securities
Name and                                                                            Annual        Stock   Underlying   All Other
Principal Position                  Year      Salary         Bonus (2)           Compensation    Awards   Options     Compensation
                                               ($)              ($)                  (3)          ($)       (#)           (5)($)
-------------------------           ----      -------        ----------            ------        ------   ----------  ------------
J. Landis Martin                    1998      500,000        2,750,000             20,127         -0-     120,000       318,600
President and Chief                 1997      500,000         750,000                -0-          -0-      90,000         9,600
Executive Officer (4)               1996      400,000           -0-                  -0-          -0-      45,000        85,000

Dr. Lawrence A. Wigdor              1998      650,000        2,175,000             11,283         -0-      90,000       266,307
Executive Vice President            1997      550,000         825,000                 121         -0-      75,000        14,124
                                    1996      550,000           -0-                 6,013         -0-      36,000       126,885

Susan E. Alderton                   1998      212,813         419,200                 -0-         -0-      30,000        44,783
Vice President,                     1997      178,500         166,800                 -0-         -0-      30,000         7,565
Chief Financial Officer,            1996      170,000           -0-                   -0-         -0-       9,000        10,452
and Treasurer

David B. Garten                     1998      250,000         575,000                 -0-         -0-      45,000        77,208
Vice President, Secretary           1997      250,000         375,000                 -0-         -0-      45,000        10,813
and General Counsel                 1996      250,000           -0-                   -0-         -0-      12,000        45,030

Robert D. Hardy                     1998      170,000         385,300                 -0-         -0-      30,000        39,624
Vice President and                  1997      130,000         84,500                  -0-         -0-      30,000        10,127
Controller                          1996      130,000           -0-                   -0-         -0-       5,000         5,062

(1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 1998, 1997 or 1996. Therefore the column for such compensation otherwise required by applicable federal securities regulations has been omitted.

(2) Amounts paid pursuant to the Variable Compensation Plan and special discretionary bonuses paid in view of contributions to the sale of the Company's rheological additives business. See "Compensation Committee's Report on Executive Compensation" below.

(3) Amount which exceeds 120% of the applicable federal long-term interest rate accrued on deferred compensation.

(4) During 1998, 1997 and 1996, Mr. Martin also served as an executive officer of Tremont and TIMET. Mr. Martin is expected to continue to serve as an executive officer of NL, TIMET and Tremont in 1999 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(5) For 1998 represents (i) $5,207, $672, $1,108, and $574 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy respectively, (ii) a contribution of $9,600 to the account of each of the named executive officers under the Savings Plan, and (iii) $251,500, $34,511, $309,000, $66,500, and $29,450 accrued by the Company in unfunded accounts for the benefit of Dr. Wigdor, Ms. Alderton and Messrs. Martin, Garten, and Hardy, respectively, under the NL Supplemental Executive Retirement Plan ("SERP"). For 1997 represents: (i) $4,524, $440, $1,213 and $527 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy respectively, and (ii) a contribution of $7,125 to the account of Ms. Alderton and $9,600 to the account of each of the other named executive officers under the Savings Plan. For 1996 represents: (i) $4,385, $442, $1,280 and $462 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy, respectively, and (ii) $122,500, $10,010, $85,000, $43,750, and
      $4,600, accrued by the Company in unfunded accounts for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten and Hardy, respectively, under the SERP.

STOCK OPTION GRANTS

      The following table provides information with respect to the individual stock option grants to the executive officers named in the Summary Compensation Table set forth above under the 1998 Incentive Plan during fiscal year 1998.



                                                    OPTION GRANTS IN LAST FISCAL YEAR
                                                                                                      Potential Realizable Value at
                                                                                                         Assumed Rates of Stock
                                                 Percent of Total   Exercise or                            Appreciation for
                        Number of Securities     Options Granted       Base                                 Option Term (3)
                         Underlying Options       to Employees in     Price(2)    Expiration
     Name                  Granted (#)(1)           Fiscal Year       ($/Share)     Date                5% ($)            10% ($)
     ----                  --------------           -----------       ---------   ----------           -------            --------
J. Landis Martin              40,000                  25.3%          17.9688      2/11/08              452,048            1,145,648
                              40,000                                 19.9688                           372,048            1,065,648
                              40,000                                 21.9688                           292,048              985,648

Lawrence A. Wigdor            30,000                  19.0%          17.9688      2/11/08              339,036              859,236
                              30,000                                 19.9688                           279,036              799,236
                              30,000                                 21.9688                           219,036              739,236

Susan E. Alderton             10,000                   6.3%          17.9688      2/11/08              113,012              286,412
                              10,000                                 19.9688                            93,012              266,412
                              10,000                                 21.9688                            73,012              246,412

David B. Garten               15,000                   9.5%          17.9688      2/11/08              169,518              429,618
                              15,000                                 19.9688                           139,518              399,618
                              15,000                                 21.9688                           109,518              369,618

Robert D. Hardy               10,000                   6.3%          17.9688      2/11/08              113,012              286,412
                              10,000                                 19.9688                            93,012              266,412
                              10,000                                 21.9688                            73,012              246,412


(1) Grants of options to purchase shares of Common Stock under the Incentive Plan vest over five years from February 11, 1998, the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The options expire on the tenth anniversary date of the date of grant.

(2) Exercise price of $17.9688 is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant; exercise prices of $19.9688 and $21.9688 are equal to the foregoing mean price on the date of grant plus $2.00 and $4.00, respectively.

(3) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options. The appreciated value per share at the end of the ten-year term would be $29.27 and $46.61 at the assumed 5% and 10% rates, respectively.

STOCK OPTION EXERCISES AND HOLDINGS

            The following table provides information with respect to the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 1998. Four of those executive officers exercised options during 1998 as shown in the table below. No stock appreciation rights have been granted under the 1989 or 1998 Incentive Plans.



                                  AGGREGATED OPTION EXERCISES IN 1998 AND 12/31/98 OPTION VALUES

                                                                             Number of Securities
                                                                            Underlying Unexercised      Value of Unexercised In-the-
                        Shares Acquired on                                  Options at 12/31/98(#)       Money Options at 12/31/98
      Name              Exercise (#)(1)        Value Realized ($)         Exercisable/Unexercisable    ($) Exercisable/Unexercisable

J. Landis Martin             324,000                3,351,751                   334,000/276,000               1,333,639/259,971
Lawrence A. Wigdor           170,000                2,054,375                   244,399/206,601                 352,499/161,568
Susan E. Alderton             85,000                1,038,750                    39,600/74,400                  158,625/69,030
David B. Garten               85,000                1,038,750                   115,800/106,200                 158,625/83,718
Robert D. Hardy                -0-                    -0-                        18,400/68,100                   90,225/45,697



(1) On September 23, 1998, the Company, Tremont, Dr. Wigdor, Dennis Newkirk (the Company's former Controller), and another of the Company's employees entered into an agreement, and the Company, Valhi, Messrs. Martin and Garten and Ms. Alderton entered into another agreement, under which Tremont purchased 26,028 shares of Common Stock from Dr. Wigdor and 63,856 shares of Common Stock from Mr. Newkirk for an aggregate of $533,574 and $1,309,048, respectively, and Valhi purchased 72,650 shares of Common Stock from Mr. Martin, 30,241 shares of Common Stock from Mr. Garten, and 33,889 shares of Common Stock from Ms. Alderton for an aggregate of $1,489,325, $619,941, and $694,725, respectively. Under the agreements, the sellers delivered certain shares of Common Stock to the Company in payment of the exercise price and applicable withholding taxes (as permitted by the 1989 Incentive Plan), and the Company issued directly to Tremont and Valhi certificates representing the appropriate number of shares of Common Stock purchased by them, respectively.

PENSION PLAN

     The Retirement Plan of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In February 1996, the Company approved the suspension of all future accruals under the salaried component of the Pension Plan effective as of March 31, 1996 (the "Suspension Date"). Salaried employees who were at least 21 years of age became eligible to participate in the Pension Plan if they completed at least five months of service (as defined in the Pension Plan) in a specified twelve-month period prior to the Suspension Date. Annually, prior to the Suspension Date, the Board established, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total eligible earnings for that year and the Company's financial performance in relationship to its annual operating plan for the previous year. To the extent that the minimum, target, or maximum level of operating income performance were achieved, the employee earned an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus, up to the limits set forth in the Internal Revenue Code. See "Compensation Committee's Report on Executive Compensation - Variable Compensation Plan" below. Such pension benefits are payable upon retirement and attainment of ages specified in the Pension Plan. The Pension Plan covers each executive officer named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of the named executive officers in 1998. The estimated accrued annual benefits payable upon retirement at normal retirement age for Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten, and Hardy are $29,439, $34,419, $50,277, $26,410, and $12,348,
respectively.

SEVERANCE AGREEMENTS

     Mr. Martin has entered into an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Mr. Martin in the event Mr. Martin's employment is terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminates his employment with the Company for good reason (as defined in the agreement): (i) two times Mr. Martin's annual base salary plus target bonus (which shall not be less than the amount of his annual salary); (ii) accrued salary and bonus through the date of termination; and
(iii) certain other benefits. The agreement provides that it shall be in effect through December 31, 2000.

     Dr. Wigdor has entered into an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Dr. Wigdor in the event Dr. Wigdor's employment is terminated by the Company without cause (as defined in the agreement) or Dr. Wigdor terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Dr. Wigdor 's annual base salary plus target bonus (which shall not be less than the amount of his annual salary) or Dr. Wigdor's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Dr. Wigdor in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Dr. Wigdor's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Dr. Wigdor's account under the SERP; and (vi) certain other benefits. This agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Dr. Wigdor agree otherwise in writing.


            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

      The Company's Management Development and Compensation Committee (the "MDC Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by the MDC Committee.

      The MDC Committee reviews and recommends compensation policies and practices related to the Company's executive officers. The MDC Committee also was responsible for reviewing and approving all compensation actions during 1998, including stock-based compensation, involving the Company's executive officers. However, any action in connection with the Chief Executive Officer's

(the  "CEO")  base  salary  is  reviewed   and   approved  by  the  Board  after
recommendation by the MDC Committee. See "Meetings and Committees."

      The Company's executive compensation system generally consists of three primary components: base salary, annual variable compensation provided by the Variable Compensation Plan, and the grant of stock options, restricted stock and/or stock appreciation rights. Through the use of the foregoing, the Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to the officers to maximize annual operating performance and long-term shareholder value.

BASE SALARIES

      The MDC Committee reviews recommendations by the CEO regarding changes in base salaries for executive officers. These recommendations are made by the CEO after consultation with the Chairman of the Board. Reviews regarding changes in the base salaries of executive officers occur no more frequently than annually. When recommendations regarding changes in base salary levels are made by the CEO, the MDC Committee may take such actions, including any modifications, as it deems appropriate. The CEO's recommendations and the MDC Committee's actions in 1998 were based primarily on a subjective evaluation of past and potential future individual performance and contributions, and alternative opportunities that might be available to the executives in question. The Committee also had available to it compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as market conditions for executives in general with similar skills, background and performance levels, both inside and outside of the chemicals industry (such companies may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 1998, the MDC Committee approved a base annual salary increase for Dr. Wigdor from $550,000 to $650,000 and recommended that Ms. Alderton, the Company's Vice President and Treasurer, be made the Company's Chief Financial Officer and approved a base salary for Ms. Alderton of $225,000, and that Mr. Hardy, the Company's Director of Taxes, be made a Vice President and approved a base salary for Mr. Hardy of $170,000. No action was taken with respect to the base salaries of any of the other executive officers of the Company.

VARIABLE COMPENSATION PLAN

      Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and certain executive officers). Awards are based primarily on Kronos' achieving annual predetermined operating income goals and secondarily, with respect to certain of the executive officers, on individual performance. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets the Company's and its business segment's operating income goals at three levels which are designed to help focus the Company's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

     Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1998 ranged between 14% and 60% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1998 ranged between 22% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1998 the range of payments for which executives were eligible was between 35% and 150% of base salary, depending on the executive. In view of the achievement of operating income above the Maximum Level during 1997, in 1998 the MDC Committee approved Maximum Level payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported along with certain discretionary bonuses in the bonus column in the Summary Compensation Table set forth above. In addition, target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above.

STOCK-BASED COMPENSATION

      The 1989 and 1998 Incentive Plans further support the goal of maximizing long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

      Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. In 1998, the MDC Committee reviewed recommendations by the CEO regarding option grants to executive officers other than the CEO. Options were granted to executive officers, including the CEO, in the MDC Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1998, the MDC Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. Grants made in 1998 are reported in the Option Grants in Last Fiscal Year Table set forth above.

      To help assure a focus on long-term creation of shareholder value, the MDC Committee granted ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In 1998 the MDC Committee granted options in three exercise-price tranches. One-third of such options granted in 1998 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the MDC Committee in 1998 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

      To encourage growth in shareholder value, the MDC Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. The MDC Committee has established goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. The MDC Committee intends to take into consideration in making grants of stock options after 1998, among other things, whether or not an executive has achieved his or her ownership goals, with a new executive being allowed a period of 5 years over which to meet his or her goal. The table below shows the goals for the Company's current executive officers at year-end 1998 for minimum Common Stock ownership and year-end market value of the actual share ownership (excluding unexercised options) as a multiple of 1998 base salary.

                                               Year-end Market Value of Share
                                          Ownership as a Multiple of Base Salary

                                                        Actual           Goal
President and Chief Executive Officer                   6.36X             4X
Executive Vice President                                2.52X             3X
Vice Presidents: Chief Financial Officer                3.54X             3X
                 General Counsel                        3.43X             2X
                 Controller                              .17X             2X


SPECIAL DISCRETIONARY BONUSES

     Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. During 1998 the Committee made awards of $2,000,000, $1,200,000, $300,000, $100,000, $200,000,
$200,000, and $100,000, respectively, to Mr. Martin, Dr. Wigdor, Mr. Compofelice, Ms. Alderton, Mr. Garten, Mr. Hardy and Mr. Newkirk, the Company's Controller at year-end, in view of their contributions to the sale of the Company's rheological additives business. Such awards are reflected in the bonus column in the Summary Compensation Table set forth above. Significant portions of the awards made to Mr. Martin and Dr. Wigdor were deferred by agreement with the Company. In addition, the Committee made an award of $25,500 to Ms. Alderton in view of the additional time she devoted to Company matters above that contemplated in her base salary.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

      In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. In 1996, the Board and the Company's shareholders approved amendments to the Company's Variable Compensation Plan and Incentive Plan which permit compensation paid or awards or grants made to executives pursuant to such plans to continue to qualify for deductibility by the Company.

      The foregoing report on executive compensation has been furnished by the Company's MDC Committee of the Board of Directors.

                        Mr. Kenneth R. Peak (Chairman)
                        Admiral Elmo R. Zumwalt, Jr.

                                PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemicals Index for the period commencing December 31, 1993 and ending December 31, 1998. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders.

     [GRAPHIC OMITTED - GRAPH DESCRIPTION] a line graph plotting the points shown in the chart below which compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and S & P Chemical Index for the period commencing December 31, 1993 and ending December 31, 1998.


                        1993    1994    1995   1996    1997    1998
                        ----    ----    ----   ----    ----    ----

NL Industries, Inc.     $100    $281    $269   $248    $311    $325
S & P 500               $100    $101    $139   $171    $229    $294
S & P Chemicals Index   $100    $116    $151   $200    $246    $224





                      CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS WITH RELATED PARTIES

      As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held equity interest in another related party. The Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Harold C. Simmons and Glenn R. Simmons, each a director of NL, are also directors of Valhi and Contran. Each of the foregoing persons and Mr. Martin and Ms. Alderton are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, served as an executive officer of Tremont and TIMET and as a director of Tremont and TIMET. Mr. Compofelice served as an executive officer of Tremont and TIMET since 1998, and as a director of TIMET in 1998, and has served since 1998 as assistant treasurer of the Company. In addition, Mr. Compofelice served as an executive officer of Valhi in 1998. Mr. Garten has served since 1990 as assistant secretary of Tremont, and Mr. Hardy has served as assistant treasurer of Tremont and TIMET since 1998. Mr. Martin expects to continue to serve in 1999 as an executive officer of TIMET and Tremont. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Martin devotes approximately one-half of his working time to NL and the remainder of his working time to TIMET and Tremont. See "Certain Contractual Relationships and Transactions" below.

     Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, TIMET, Tremont and related entities, the boards of directors of the Company, Valhi, TIMET and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.


CERTAIN CONTRACTUAL RELATIONSHIPS AND TRANSACTIONS

      INTERCORPORATE SERVICES AGREEMENTS. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company the services of Harold C. Simmons to consult with the Company and assist in the development and implementation of the Company's strategic plans and objectives. The services do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid Contran approximately $980,000 in 1998 for services pursuant to the Contran ISA and expects to pay approximately the same amount in 1999 for such services. The Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold
C. Simmons. See "Compensation of Directors and Executive Officers and Other Information" above.

     The Company and Valhi are parties to an intercorporate services agreement (the "Valhi ISA") whereby Valhi renders certain management, financial and administrative services to the Company and the Company made available to Valhi the services of Joseph S. Compofelice through February 1998, and the Company's internal audit personnel. In addition in 1998, NL provided to Valhi certain insurance and risk management services. Mr. Compofelice served as an executive officer of Valhi in 1998. The Company paid total net fees of approximately $13,000 to Valhi for services provided during 1998. NL expects to pay approximately the same amount for services in 1999. The Valhi ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

      The Company and Tremont are parties to an intercorporate services agreement (the "Tremont ISA") whereby the Company makes available to Tremont certain services with respect to Tremont's tax, insurance, risk management, real property, internal audit and executive secretarial needs. Tremont paid fees of approximately $87,200 to the Company for services pursuant to the Tremont ISA during 1998. The Tremont ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to Tremont in 1999.

       The Company and TIMET are parties to an intercorporate services agreement (the "TIMET ISA") whereby the Company makes available to TIMET certain services with respect to TIMET's tax, insurance, risk management, real property, internal audit and executive secretarial needs. TIMET paid fees of approximately $508,000 for services pursuant to the TIMET ISA during 1998. The TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to TIMET in 1999.

      The Company and CompX are parties to an intercorporate services agreement (the "CompX ISA") whereby the Company makes available to CompX certain services with respect to CompX's occupancy, accounting, computer support and internal audit needs. CompX paid fees of approximately $87,500 for services pursuant to the CompX ISA during 1998. The CompX ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to CompX in 1999.

      INTEREST IN AIRCRAFT. In February 1999, the Company purchased for $2.85 million a 25% undivided interest in an aircraft. The seller of the aircraft interest to the Company reacquired the interest from TIMET in February 1999 for $2.85 million. The purchase of the aircraft interest was unanimously approved by the outside directors of the Board.

      INSURANCE BROKERAGE COMMISSIONS. EWI RE, Inc. ("EWI") arranges for and brokers certain of the Company's insurance policies and those of the Company's 50%-owned joint venture. Parties related to Contran own 90% of the outstanding common stock of EWI, and a son-in-law of Harold C. Simmons manages the operations of EWI. Consistent with insurance industry practices, EWI receives a commission from the insurance underwriters for the policies that it arranges or brokers. The Company and its joint venture paid an aggregate of approximately $3.0 million for such policies in 1998, which amount principally included payments for reinsurance premiums paid to third parties, but also included commissions paid to EWI. In the Company's opinion, the amounts that the Company and its joint venture paid for these insurance policies are reasonable and similar to those the Company and its joint venture could have obtained through an unrelated insurance broker. The Company expects that these relationships with EWI will continue in 1999.

      TREMONT REGISTRATION RIGHTS AGREEMENT. In connection with the 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

     INSURANCE SHARING AGREEMENT. An insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company will reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit the Company with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1998 the Company had current accounts payable to such Tremont subsidiary of approximately $3.0 million with respect to such Agreement. In the first quarter of 1999 the Company collateralized letters of credit relating to the NL Liabilities issued and outstanding on behalf of the insurance subsidiary of Tremont pursuant to the Insurance Sharing Agreement with $9.7 million of the Company's cash.

      See also Note (1) to the Aggregated Option Exercises Table on page 14.


                              INDEPENDENT ACCOUNTANTS

      The firm of PricewaterhouseCoopers LLP served as independent auditors of the Company for the year ended December 31, 1998, and is expected to be considered for appointment to serve for the year ended December 31, 1999. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting.


                   SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      In order to be included in the Company's 2000 proxy statement and form of proxy, shareholder proposals for the 2000 annual meeting of shareholders must be received at the principal executive offices of the Company, 16825 Northchase
Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 1999. All such proposals shall be treated in accordance with applicable rules administered by the Commission.


                          1998 ANNUAL REPORT ON FORM 10-K

      A copy of the Company's 1998 Annual Report on Form 10-K, as filed with the Commission, may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

                                   OTHER MATTERS

      The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.


                                          NL INDUSTRIES, INC.


Houston, Texas
March 26, 1999

                                         APPENDIX A

                                      NL INDUSTRIES, INC.

                              16825 NORTHCHASE DRIVE, SUITE 1200
                                     HOUSTON, TEXAS 77060

                     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1999

The undersigned hereby appoints David B. Garten and Robert D. Hardy and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 4, 1999, and at any adjournment or postponement of such meeting (the "Annual Meeting"), all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.

THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS OF NL  INDUSTRIES,
INC.

You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above-named proxies cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Proxy Statement which accompanied this proxy card.


                                                                 SEE REVERSE
                                                                    SIDE

/X/          Please mark your votes as in this example

This proxy, if properly executed, will be voted as specified below by the shareholder, if no direction is given, this proxy will be voted "FOR" all nominees for Director listed below.

The Board of Directors recommends a vote "FOR" all nominees for Director listed below.

1.   Election of Directors.

     For    Withheld    Election of Directors.
    /   /    /   /      Nominees:  Joseph S. Compofelice,  J. Landis Martin,
                        Kenneth R. Peak, Glenn R. Simmons,  Harold C. Simmons,
                        Lawrence A. Wigdor,  and Admiral Elmo R. Zumwalt, Jr.


Withhold authority to vote for the following individual nominees:

---------------------------------------------------

2.    In their  discretion,  proxies  are  authorized  to vote upon  other  such
      business  as  may  properly   come  before  the  Annual   Meeting  or  any
      adjournments or postponements thereof.


                                   Please sign exactly as shareholder's name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign full corporate or partnership name and sign authorized person's name and title.

                                   The undersigned shareholder hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.


                                   ----------------------------------------

                                   ----------------------------------------
                                    SIGNATURE(S)               DATE